UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2015

HYPERION THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35614	61-1512713
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Sierra Point Parkway, Suite 400

Brisbane, California 94005

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (650) 745-7802

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 16, 2015 Hyperion Therapeutics, Inc. (the “Company”) announced that it has amicably resolved its disputes, and entered into a Completion of Phase III Clinical Trial, Option and Mutual Release Agreement (the “Release Agreement”) by and among the Company, Hyperion Therapeutics Israel Holding Corp Ltd (“Hyperion Israel”), Clal Biotechnology Industries Ltd. (“CBI”), Yeda Research and Development Company Ltd. (“Yeda”), and Andromeda Biotech Ltd. (“Andromeda”), regarding DiaPep277, a product candidate developed by Andromeda. Andromeda is a wholly-owned subsidiary of the Company and was acquired from CBI in June 2014.

Pursuant to the Release Agreement, the parties have mutually released their DiaPep277-related claims against one another. The Company has agreed to complete Andromeda’s Phase 3 clinical trial of DiaPep277 for the treatment of new onset type1 diabetes (the “Clinical Trial”) as it had announced it would on September 8, 2014 when it also announced its decision to discontinue the DiaPep277 development program after determining that certain Andromeda employees had engaged in serious misconduct (the “Employee Conduct”) and that no Hyperion employees were involved in the Employee Conduct. The Company has no change to its statement on September 8, 2014 that in light of the Employee Conduct it is left with no viable regulatory path forward related to DiaPep277, and that it will not invest further in DiaPep277 beyond completing the Clinical Trial and meeting its obligations to close out the investigational program as a whole. The Company confirms in the Release Agreement that, based on its investigation of the Employee Conduct, it believes and thinks that CBI and its officers were neither involved in nor knew about the Employee Conduct.

The parties to the Release Agreement will appoint a steering committee with representatives of CBI and Yeda and a non-voting member from the Company to direct and oversee completion of the Clinical Trial, the analysis of its results, and interactions with regulatory authorities. In addition, under the Release Agreement, CBI has an option to acquire Andromeda, which option expires September 30, 2015. In consideration for the option, CBI will pay to Hyperion Israel an option payment of $2.5 million in shares of the Company’s common stock held by CBI. The shares are valued based on the average closing price of the Company’s common stock of $ 25.85 for the fifteen trading days ending on February 11, 2015. If CBI exercises its option to acquire Andromeda, the option purchase price will be $3.5 million payable in shares of the Company’s common stock currently held by CBI, also valued at $ 25.85 per share, to Hyperion Israel. In addition, if CBI exercises its option to acquire Andromeda, Andromeda will be obligated to pay Hyperion Israel future contingent payments if and to the extent it receive revenues or its shareholders receive certain other proceeds it is acquired, liquidated or makes other distributions of assets. The aggregate amount of all future contingent payments by Andromeda to Hyperion Israel is capped at $36.5 million which, together with the option exercise price that Hyperion Israel may receive, approximates the total amount the Company will have invested in Andromeda by the option exercise date. Under the Release Agreement, the Company’s estimated budget for completion of the Clinical Trial shall remain unchanged at $10.5 million. Any increase to the budget beyond $2.25 million, if incurred as a result of the direction of the steering committee, shall require CBI to reimburse expenses to Hyperion Israel. In the event that CBI does not exercise the option, the DiaPep277 intellectual property will revert to Yeda under the license agreement between Andromeda and Yeda. Andromeda has also entered into a release agreement with Evotec International GmbH (“Evotec”) pursuant to which Andromeda has settled its disputes with Evotec regarding Evotec’s assertions that the Company’s acquisition of Andromeda triggered a 3.38 million euro milestone payment to it and that it suffered harm from recent incidents in relation to DiaPep277. Under the terms of the release with Evotec, Evotec is releasing its claims against Andromeda in exchange for a $500,000 payment from Andromeda, and Hyperion confirms that based on its investigation of the Employee Conduct, Hyperion believes that neither Evotec nor its legal predecessor (i) had any involvement in any aspect or decision-making regarding the development of DiaPep277 and likewise, (ii) DeveloGen AG was also not involved in any way in the further development of DiaPep277 after selling it to Andromeda in June 2007, and had no role in the data generation and analyses.

This Current Report on Form 8-K may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the Company’s budget for the completion of the Clinical Trial, the expectation that the Release Agreement will resolve all DiaPep277 related disputes, and the possibility that CBI will exercise the option or make future contingent payments to the Company. Statements regarding future events are based on the parties’ current expectations and are necessarily subject to associated risks related thereto. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. For information regarding other risks related to the Company, see the “Risk Factors” section of Hyperion’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2014, and in any subsequent filings with the Securities and Exchange Commission. The forward-looking statements included herein are made only as of the date hereof, and Hyperion undertakes no obligation to revise or update any forward-looking statements except as required by law.

The above description of the Release Agreement does not purport to be complete and is included solely as a summary of the material terms of the Release Agreement, which shall be filed in a future Company filing with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release dated February 16, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 17, 2015	Hyperion Therapeutics, Inc.

	By:	/s/ Jeffrey S. Farrow
Jeffrey S. Farrow
Chief Financial Officer